EXHIBIT (e)(11)
AMENDMENT TO CONFIDENTIALITY AGREEMENT
          This Amendment to Confidentiality Agreement (this “Amendment”) is entered into as of May 31, 2007, between Biosite Incorporated, a Delaware corporation (“Biosite”), and Inverness Medical Innovations, Inc., a Delaware corporation (together with its subsidiaries and affiliates, “Inverness”).
Recitals
          A. Biosite and Inverness are parties to that certain Confidentiality Agreement dated as of April 11, 2007 (the “Confidentiality Agreement”). Capitalized terms not otherwise defined in this Amendment shall have the meanings given to such terms in the Confidentiality Agreement.
          B. The parties desire to amend the Confidentiality Agreement as set forth herein.
Agreement
          The parties to this Amendment, intending to be legally bound, agree as follows:
     1. The Confidentiality Agreement is hereby amended by replacing clause “(iii)” of section 1(a) of the Confidentiality Agreement in its entirety with the following: “(iii) in the case of Inverness, General Electric Capital Corporation (“GE”), UBS Loan Finance LLC (“UBS Finance”), UBS Securities LLC (“UBS Securities”) and other additional Lenders (as such term is defined in that certain Commitment Letter, dated May 14, 2007, executed by GE, UBS Finance and Inverness and that certain Commitment Letter, dated May 14, 2007, executed by UBS Finance, UBS Securities, GE and Inverness) (and such Person’s accountants, advisors and attorneys).”
     2. Except as it has been specifically amended pursuant to Section 1 of this Amendment, the Confidentiality Agreement shall continue in full force and effect.
     3. This Amendment and the Confidentiality Agreement set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties relating to the subject matter hereof and thereof.
     4. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by fax shall be sufficient to bind the parties to the terms of this Amendment.
[Remainder of page intentionally left blank]

     The parties to this Amendment have caused this Amendment to be executed and delivered as of the date first above mentioned.

Biosite Incorporated		Inverness Medical Innovations, Inc.

By: /s/ Chris Twomey		By: /s/ Ellen V. Chiniara

Name: Chris Twomey		Name: Ellen V. Chiniara
Title: Sr. VP Finance, CFO		Title: General Counsel

Address:	9975 Summers Ridge Road	Address:	51 Sawyer Road, Suite 200
	San Diego, CA 92121		Waltham, MA 02453